UNITED STATES BANKRUPTCY COURT
DISTRICT OF CONNECTICUT

--------------------------------------

In re:                                                  Chapter 11

MPLC, Inc., f/k/a The Millbrook Press,                  Case No. 04-50145 (AHWS)
Inc.,

                               Debtor.

--------------------------------------

                 FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION
                 FOR MPLC, INC., f/k/a THE MILLBROOK PRESS, INC.

                                             Attorneys for MPLC, Inc., f/k/a The
                                             Millbrook Press, Inc.

                                             Jed Horwitt, Esq.
                                             ZEISLER & ZEISLER, P.C.
                                             558 Clinton Avenue
                                             Bridgeport, CT  06605
                                             (203) 368-4234

                                             Matthew J. Gold, Esq.
                                             OLSHAN GRUNDMAN FROME ROSENZWEIG
                                             & WOLOSKY LLP
                                             Park Avenue Tower
                                             65 East 55 Street
                                             New York, New York 10022
                                             (212) 451-2300

Dated: January 25, 2005

      MPLC, Inc., f/k/a The Millbrook Press, Inc., the above-captioned debtor and debtor-in-possession in this Chapter 11 case, proposes the following amended chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.

                                    ARTICLE I
                                   DEFINITIONS

      Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words "herein", "hereto", "hereof", "hereunder" and others of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained in this Plan. Unless the context requires otherwise, the following words and phrases shall have the meaning set forth below when used in capitalized form in this Plan:

      Administrative Expense: (a) Any cost for administration of the Chapter 11 Case asserted or arising under section 503(b) or 507(b) of the Bankruptcy Code,
(b) a Claim given the status of an Administrative Expense by Final Order of the Bankruptcy Court and (c) all fees or charges assessed against the Debtor's estate under title 28, United States Code, section 1930.

      Administrative and Disputed Claims Reserves: The reserves established pursuant to section 12.01 of this Plan.

      Allowed: With respect to Claims and Interests, (a) any Claim against, or Interest in the Debtor, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Interest that has been or is hereafter listed in the Debtor's Schedules as neither disputed, contingent or unliquidated, and for which no timely proof of claim has been filed, or (c) any Claim or Interest allowed pursuant to this Plan and, in each such case in (a) and (b) above, as to which either (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Interest shall have been allowed by a Final Order (but only to the extent so allowed).

      Bankruptcy Code: Title 11 of the United States Code, as amended from time to time.

      Bankruptcy Court: The United States Bankruptcy Court for the District of Connecticut, or any other court having jurisdiction over this Chapter 11 Case.

      Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended, promulgated under section 2075 of title 28 of the United States Code.

      Business Day: Any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

      Causes of Action: Any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

      Chapter 11 Case: The case under Chapter 11 of the Bankruptcy Code concerning the Debtor under case number 04-50145 (AHWS), which was commenced on the Filing Date.

      Claim: Any right to (a) payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

      Class: A class of Claims or Interests designated pursuant to this Plan.

      Confirmation Date: The date on which the Confirmation Order is entered on the docket maintained by the Clerk of the Bankruptcy Court with respect to the Chapter 11 Case.

      Confirmation Hearing: The hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code regarding the confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code.

      Confirmation Order: The order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

      Creditor: Any Entity that is the Holder of a Claim against the Debtor that arose on or before the Filing Date or a Claim against the Debtor's estate of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.

      Creditor Fund: The property remaining in the estate after all Allowed Administrative Expenses, Allowed Secured Claims, Allowed Priority Claims and Allowed Priority Tax Claims are paid in full as required by the Plan.

      Debtor: MPLC, Inc., f/k/a The Millbrook Press, Inc., a Delaware corporation.

      Disclosure Statement: The Disclosure Statement that relates to this Plan and that has been approved by the Bankruptcy Court as containing adequate information as required by section 1125 of the Bankruptcy Code (including all exhibits and schedules attached thereto or referred to therein).

      Disputed: With respect to Claims, any Claim that is not Allowed.

      Disputed Interest: An Interest, or portion thereof, that has not become an Allowed Interest.

      Effective Date: The date that is either 11 days after the Confirmation Date or such other date promulgated in writing by the Debtor, or, if such date is not a Business Day, the next succeeding Business Day; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in section 14.02 of this Plan have not been satisfied or waived in accordance with the terms of section 14.02 of this Plan, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived; provided, further, that if a stay of the Confirmation Order is in effect on such date, the Effective Date shall be the first Business Day after such stay is no longer in effect.

      Entity: Any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, person, entity, trust, trustee, United States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

      Estate: The estate of the Debtor formed pursuant to section 541 of the Bankruptcy Code.

      Estate Administrator: David Allen, or such other person as is appointed under section 11.02 to administer the Estate Escrow following the Investment Date.

      Estate Escrow: The escrow to be formed pursuant to section 10.04.

      Equity Fund: The funds remaining in the Estate after all Allowed Secured, Allowed Priority, Allowed Priority Tax Claims, Allowed Unsecured Claims and Administrative Expenses have been paid.

      Filing Date: February 6, 2004, the date on which the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.

      Final Order: An order, ruling or judgment that: (i) is in full force and effect; (ii) is not stayed; and (iii) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari.

      Holder: Any Entity that holds a Claim or Interest. Where the identity of the Holder of a Claim or Interest is set forth on a register or other record maintained by or at the direction of the Debtor, the Holder of such Claim or Interest shall be deemed to be the Holder as identified on such register or record, unless the Debtor is otherwise notified in a writing authorized by such Holder or in a proof of claim timely filed by such Holder with the Bankruptcy Court.

      Impaired: Any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

      Interest: Any and all equity or ownership interests in the Debtor, including, without limitation, all stock certificates and other investment securities, whether or not certificated, representing any such equity or ownership interests and any and all rights, options, warrants, calls, subscription or other agreements and contractual rights to acquire any such equity or ownership interests.

      Investment Date: March 31, 2005, or such other date as is mutually agreeable to the Debtor and the Investor.

      Investor: First American Partners, LLC or its designee.

      Plan: This Chapter 11 plan of reorganization of the Debtor, together with all exhibits hereto, as the same may be amended and modified from time to time in accordance with the terms hereof.

      Priority Claim: Any Claim, other than a Priority Tax Claim or an Administrative Expense, that is entitled to priority of payment under section 507(a) of the Bankruptcy Code.

      Priority Tax Claim: Any Claim that is entitled to priority of payment under section 507(a)(8) of the Bankruptcy Code.

      Receipts: All earnings, revenues, fees, charges, receipts, proceeds, issues, profits, and income paid or payable to the Debtor or its agents for the benefit of the Debtor in respect of the corporation or any part thereof, including, without limitation, all amounts paid or payable by customers and payments pursuant to any warranty, guaranty or indemnity.

      Related Documents: This Plan and all documents necessary to consummate the transactions contemplated by this Plan.

      Reorganized Debtor: The Debtor from and after the Effective Date.

      Secured Claim: Any Claim that is a secured claim under section 506(a) of the Bankruptcy Code.

      Shareholder Committee: The Committee to be appointed under section 11.02 hereof.

      Stock Purchase Agreement. That certain agreement, substantially in the form attached hereto as Exhibit 1, between the Debtor and the Investor.

      Ultimately Allowed Claim: Any Disputed Claim that becomes an Allowed Claim in accordance with section 12.02 of this Plan.

      Unsecured Claim: Any Claim other than a Secured Claim, an Administrative Expense, a Priority Claim, or a Priority Tax Claim.

      U.S. Trustee Fees: As defined in section 10.01 of this Plan.

                                   ARTICLE II
               PROVISIONS FOR TREATMENT OF ADMINISTRATIVE EXPENSES

            2.01. Administrative Expenses. Unless otherwise provided for herein, each Allowed Administrative Expense accrued on or prior to, but unpaid as of, the Effective Date shall be paid in full in cash, on the Effective Date or in the ordinary course of business or as otherwise agreed.

                                  ARTICLE III
                 PROVISIONS FOR TREATMENT OF PRIORITY TAX CLAIMS

            3.01. Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim shall be paid in full in cash on the latest of (i) the Effective Date,
(ii) the date on which the Bankruptcy Court enters an order allowing such Priority Tax Claim, and (iii) the date on which the Debtor and the Holder of such Allowed Priority Tax Claim otherwise agree; provided, however, that the full Allowed Priority Tax Claims may be paid by deferred cash payments over a period not exceeding six years after the date of assessment of such Claim, including an interest component as required by the provisions of ss.1129(a)(9)(C) of the Bankruptcy Code, which interest component will be determined by the Court in the event the Debtor chooses this option. The claim may be prepaid in whole or in part at any time, without penalty.

                                   ARTICLE IV
                     CLASSIFICATION OF CLAIMS AND INTERESTS

      Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims and Interests. Administrative Expenses and Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code (the treatment of which is set forth in Articles Two and Three, above) have not been classified and are excluded from the following classes in accordance with section 1123(a)(1) of the Bankruptcy Code.

            4.01. Claims.

                  Class 1. Class 1 consists of all Priority Claims.

                  Class 2. Class 2 consists of all Secured Claims.

                  Class 3. Class 3 consists of all Unsecured Claims.

            4.02. Interests.

                  Class 4. Class 4 consists of all Interests.

                                   ARTICLE V
                     IDENTIFICATION OF CLASSES OF CLAIMS AND
                 INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

            5.01. Classes of Claims Unimpaired by this Plan and Not Entitled to Vote. The Priority Claims and Secured Claims (Classes 1 and 2) are Unimpaired by this Plan and the Holders of such Claims and/or Interests are not entitled to vote to accept or reject this Plan.

            5.02. Classes of Claims Impaired by this Plan and Entitled to Vote. The Unsecured Claims (Class 3) and Interests (Class 4) are Impaired by this Plan and the Holders of such Claims and/or Interests are entitled to vote to accept or reject this Plan.

                                   ARTICLE VI
                           PROVISIONS FOR TREATMENT OF
                              CLAIMS AND INTERESTS

            6.01. Priority Claims. (Class 1) Each Holder of an Allowed Priority Claim shall be paid in full in cash on the latest of (i) the Effective Date,
(ii) the date on which the Bankruptcy Court enters an order allowing such Priority Claim, and (iii) the date on which the Debtor and the Holder of such Allowed Priority Claim otherwise agree.

            Class 1 is Unimpaired.

            6.02. Secured Claims. (Class 2) Other than the People's Bank Secured Claim for which there has already been full payment from the proceeds of the sale of its collateral, the Debtor does not believe that there are any other Secured Claims. If there are any each one shall be in a separate class as Class 2A, 2B, etc.

Except to the extent that a Class 2 Claimant may otherwise agree, each holder of an Allowed Secured Class 2 Claim shall be fully satisfied, at the Debtor's option, by one of the following:

                  (a) Cash Option: The Debtor may elect, at any time on or before the Effective Date, to pay a Class 2 Secured Claim in full, in cash, on or promptly after the Effective Date.

                  (b) Abandonment Option: The Debtor may also elect, at any time on or before the Effective Date, to fully satisfy a Class 2 Claim by abandoning the collateral securing such Claim to the holder of such Claim. To the extent that the creditor is undersecured it shall have a Class 3 Claim for the deficiency.

                  (c) Release of Lien: Upon the satisfaction of any note given to any holder of a Class 2 Secured Claim pursuant to any of the methods provided for in this Plan, the holder of such Class 2 Secured Claim shall execute all instruments and documents necessary to release its Lien securing such Claim or note.

            Class 2 is Unimpaired.

            6.03. Unsecured Claims. (Class 3) On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Unsecured Claim shall receive in full satisfaction of such Holder's Allowed Unsecured Claim the lesser of (i) a pro-rata share of the Creditors Fund, or (ii) one hundred cents (100(cent)) on the Dollar, without interest. To the extent that the Debtor does not have sufficient cash on the Effective Date to pay all Allowed Unsecured Claims in full it shall make an interim distribution, following appropriate reserves.

            Class 3 is Impaired.

            6.04. Interests. (Class 4) On the Investment Date, or as soon as practicable thereafter, each Holder of an Allowed Interest shall receive its pro-rata share of the Equity Fund, and shall retain its Interest. Additional shares of stock in the Reorganized Debtor shall be issued to the Investor pursuant to the Stock Purchase Agreement.

            Class 4 is Impaired.

                                  ARTICLE VII
                             ACCEPTANCE OF THIS PLAN

            7.01. Impaired Classes of Claims and Interests Entitled to Vote. Each Holder of a Claim in Class 3 (Unsecured Claims) or of an Interest in Class 4 is Impaired and shall be entitled to vote to accept or reject this Plan.

            7.02. Acceptance by Impaired Class of Creditors and Interest Holders. Consistent with section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, a class of Claims shall have accepted this Plan if this Plan is accepted by at least two-thirds in amount and more than one-half in number of the Holders of the Claims of such class that have timely and properly voted to accept or reject this Plan. Consistent with section 1126(d) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, a class of Interests shall have accepted this Plan if this Plan is accepted by Holders of at least two-thirds in amount of the Interests of such class that have timely and properly voted to accept or reject this Plan.

                                  ARTICLE VIII
                              EXECUTORY CONTRACTS

            8.01. Assumption or Rejection of Executory Contracts. Any executory contract that is not listed on Schedule 8.01 hereto or was not expressly assumed by the Debtor on or prior to the Confirmation Date shall be deemed to have been rejected by the Debtor on the Effective Date unless, as of the Effective Date, there is then pending before the Bankruptcy Court a motion to assume such executory contract. Every party to an executory contract that is rejected pursuant to this section must file a proof of claim by no later than 30 days from the Effective Date.

            8.02. Rejection of Stock Options. As of the Effective Date the Debtor shall reject all existing options to purchase the Debtor's common stock. In compromise and settlement of any claim for damages regarding such rejections, each holder of such an option shall receive the amount set forth in Schedule 1 hereto.

                                   ARTICLE IX
            VESTING OF PROPERTY, DISCHARGE, INJUNCTIONS AND RELEASES

            9.01. Vesting of Property. Except as otherwise provided in the Plan, as of the Effective Date of the Plan all of the property of the Debtor shall vest in the Reorganized Debtor.

            9.02. Property Free and Clear. Except as otherwise provided in the Plan, all property dealt with by the Plan shall be free and clear of all claims, liens and interests of any party as of the Effective Date. This Plan will evidence the release of any and all liens or encumbrances against all property dealt with by the Plan, unless such lien or encumbrance is specifically retained in the Plan.

            9.03. Discharge of All Claims and Interests and Releases.

                  (a) Except as otherwise specifically provided by this Plan, the confirmation of this Plan (subject to the occurrence of the Effective Date) shall discharge the Debtor and the Reorganized Debtor from any debt that arose before the Confirmation Date, and any debt of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim is filed or is deemed filed, whether or not such Claim is Allowed, and whether or not the Holder of such Claim has voted on this Plan or voted to accept or reject this Plan.

                  (b) Furthermore, but in no way limiting the generality of the foregoing, except as otherwise specifically provided by this Plan, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release of all Claims and Causes of Action against, liabilities of, liens on, charges, encumbrances, security interests, obligations of and Interests in the Debtor or the Reorganized Debtor, whether known or unknown, regardless of whether a proof of Claim or Interest was filed, whether or not Allowed and whether or not the Holder of the Claim or Interest has voted on this Plan, or voted to accept or reject this Plan, or based on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not Allowed and whether or not the Holder of Claim or Interest has voted on this Plan or voted to accept or reject this Plan.

                  (c) Except as otherwise provided in this Plan, or except as to acts or omissions that are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, any consideration distributed under the Plan to creditors and holders of Interests shall be in full exchange for and in complete satisfaction, discharge and release of all Claims, Liens, encumbrances, causes of action, demands, and lawsuits of any Creditor or Interest Holder against the Debtor and/or relating in any way to the Debtor or any of the Debtor's (i) property, or (ii) former or current officers, directors, employees, agents or attorneys; and such Claims are deemed to be extinguished, released, compromised, settled, and discharged, and shall not be asserted or pursued in any manner against the Debtor (except for those liabilities expressly retained or assumed by the Debtor), or against the Debtor's property, former or current officers, directors, employees, agents or attorneys after the Effective Date of the Plan. Confirmation of the Plan shall in no way extinguish, modify, change, or alter in any way, any Claims, rights, or remedies that any Creditor may have or come to have against an entity other than the Debtor that arises out of any guaranty of any of the Debtor's obligations. Subject to Sections 524 and 1141 of the Bankruptcy Code, the releases described herein shall not preclude police, federal tax, or regulatory agencies from fulfilling their statutory duties.

            9.04. Injunction. Except as otherwise expressly provided in this Plan, from and after the Effective Date, all Entities who have held, hold or may hold Claims or Interests shall be permanently enjoined from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest against the Debtor or the Reorganized Debtor or any property of the foregoing, or cause of action discharged pursuant to section
9.03 hereof, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor, or the Reorganized Debtor, (c) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtor or the Reorganized Debtor.

            9.05. Term of Injunctions or Stay. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case pursuant to section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                                   ARTICLE X
                           IMPLEMENTATION OF THE PLAN

            10.01. U.S. Trustee Fees. All fees payable to the Office of the United States Trustee under section 1930(a)(6) of title 28 of the United States Code ("U.S. Trustee Fees") shall be paid by the Debtor.

            10.02. The Debtor's Causes of Action. Pursuant to section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtor shall receive, with the exclusive right to enforce in its sole discretion, any and all Causes of Action of the Debtor, including all Causes of Action that may exist under sections 510, 541, 542, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws, including all Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code; provided, however, that all Causes of Action as to which no complaint has been filed as of the Investment Date shall be deemed released.

            10.03. Stock Purchase Agreement. The Debtor and the Investor shall enter into the Stock Purchase Agreement prior to the entry of the Confirmation Order, and entry of the Confirmation Order shall constitute approval by the Bankruptcy Court of the Stock Purchase Agreement and all of the terms and provisions thereof. Between entering into the Stock Purchase Agreement and the closing of the transactions contemplated thereby, the Debtor shall cooperate with the Investor to cause the registration of the Debtor's common stock under the Securities Exchange Act of 1934 and to qualify the common stock for listing on the OTC Bulletin Board, all as more fully set forth in the Stock Purchase Agreement. Prior to the Investment Date, the Debtor shall amend its certificate of incorporation to provide for the issuance of such additional stock as may be necessary and to accomplish any other purposes consistent with the Stock Purchase Agreement. On the Investment Date, the transactions contemplated by the Stock Purchase Agreement shall be effected, pursuant to which, among other things, the Debtor shall receive $75,000 from the Investor, and shall issue to the Investor common stock equal to 90% of the total outstanding common stock of the Debtor (inclusive of common stock to be issued to the Investor) on a fully diluted basis, and the Debtor shall cause the board of directors of the debtor to be comprised solely of the Investor's nominees.

            10.04. Payment of Claims; Establishment of Estate Escrow. The Debtor shall pay all Allowed Claims and distribute the Equity Fund on a pro-rata basis to all holders of Allowed Interests by no later than the Investment Date, unless there are, as of the Investment Date, Disputed Claims or Interests that have not been resolved by settlement or Final Order; Allowed Claims or Administrative Expenses that have not been paid; or portions of the Equity Fund that have not been distributed; in which case, on the Investment Date, the Debtor shall (a) designate an Estate Administrator, and (b) contribute all property of the Estate and the Debtor to the Estate Escrow, from which final distributions shall be made as soon as practicable. The Estate Escrow shall dissolve upon the distribution of all property in the Estate Escrow.

                                   ARTICLE XI
                             THE REORGANIZED DEBTOR

            11.01. Representative of Estate. On the Effective Date, the Reorganized Debtor is appointed as the representative of the Estate pursuant to section 1123(b)(3) of the Bankruptcy Code to pursue the Causes of Action and shall be the only entity authorized to pursue actions to recover preferences, fraudulent conveyances, and all other avoidance actions under chapter 5 of the Bankruptcy Code. Unless the Reorganized Debtor consents, or unless otherwise ordered by the Bankruptcy Court, no other party shall have the right or obligation to pursue any such actions. Any creditor determined to have received a transfer that is voidable pursuant to Sections 544, 547, 548, 549, and/or 550 of the Bankruptcy Code or any other applicable law shall be required to remit to the Reorganized Debtor the determined amount of the avoided transfer prior to receiving any distribution. All proceeds received by the Reorganized Debtor shall be held by the Reorganized Debtor for the benefit of holders of Allowed Claims and Interests or shall be used, as needed, to implement the provisions of this Plan including, without limitation, to fund the expenses of any litigation. Such funds shall not be subject to any claim by any entity except as provided under this Plan.

            11.02. Estate Administrator; Shareholder Committee. In the event that the Estate Escrow is created under section 10.04:

                  (a) The Shareholder Committee, consisting of the members of the Board of Directors of the Reorganized Debtor as of immediately prior to the Investment Date, shall be constituted to oversee the operations of the Estate Escrow and distributions to Holders of Interests. The Shareholder Committee shall be dissolved upon the dissolution of the Estate Escrow.

                  (b) David Allen, or such other person as is selected by the Shareholder Committee, and is reasonably acceptable to the Investor, shall serve as the Estate Administrator, with final authority to prosecute and resolve all outstanding litigation involving the Estate, and to authorize all payments from the Estate Escrow. In the event David Allen is unable to serve as Estate Administrator at any time the Shareholder Committee shall designate a successor Estate Administrator.

                  (c) All payments to the Estate Administrator, employees and professionals retained pursuant to section 11.05 hereof, and all other costs and expenses of the Shareholder Committee, or the administration of the Estate Escrow, prosecution of objections to Disputed Claims, and the making of distributions to Holders of Allowed Claims and Interests, shall be payable solely out of cash and property of the Estate Escrow and not out of property of the Reorganized Debtor acquired on or after the closing under the Stock Purchase Agreement. From and after the closing under the Stock Purchase Agreement and establishment of the Estate Escrow, the Reorganized Debtor shall have no further liabilities or obligations to holders of Administrative Expenses of, or Claims against the Debtor or the Estate.

                  (d) From and after the closing under the Stock Purchase Agreement, the board of directors, officers, employees, attorneys, agents and other professionals of the Reorganized Debtor (except the Estate Administrator and any employees or professionals retained by the Estate Administrator pursuant to Section 11.05 hereof) shall have no fiduciary or other obligations with respect to, shall not participate in and shall not interfere with the administration of or distributions from the Estate Escrow, the collection or protection of assets constituting property of the Estate Escrow, the prosecution of objections to Disputed Claims, or any other matter concerning the consummation and administration of the Plan. All such obligations (and all associated rights) shall be solely those of the Estate Administrator and individuals or entities employed pursuant to Section 11.05 hereof.

            11.03. Compromise and Settlement. The Reorganized Debtor shall have the right to pursue, prosecute, compromise, settle, or release any claim objection, and the compromise or settlement by the Reorganized Debtor of any claim objection may be effected without necessity of Bankruptcy Court proceedings under Bankruptcy Rule 9019 or otherwise.

            11.04. Proceeds of the Estate. The Reorganized Debtor shall have a duty consistent with this Plan to distribute the net proceeds of the Estate for the benefit of holders of Allowed Claims and Interests in accordance with the terms of this Plan; to maintain and administer the Estate; and to pay all expenses incurred in connection with the administration of the Reorganized Debtor. The net proceeds of the Estate shall be distributed by the Reorganized Debtor as soon as practicable after the receipt thereof, in accordance with the priorities of this Plan.

            11.05. Employees of Reorganized Debtor.

                  (a) The Reorganized Debtor may employ individuals and professionals to assist it in administering and carrying out the purposes of the Plan, as well as carrying out the business activities of the Debtor. Such professionals or employees may include persons previously employed by the Debtor.

                  (b) The amount of compensation to be paid to the professionals and employees retained by the Reorganized Debtor shall be determined by the Reorganized Debtor in the reasonable, good faith exercise of his discretion, without need of an order of the Bankruptcy Court. All such compensation shall be paid solely from the Estate and not from any other property of the Reorganized Debtor.

            11.06. Indemnification. None of the Reorganized Debtor's directors, officers, employees or agents, including, without limitation, the members of the Shareholder Committee and the Estate Administrator, will be liable for any acts or omissions concerning the implementation of this Plan except for such of their own acts as shall constitute bad faith, willful misconduct or gross negligence. Such persons shall be entitled to be indemnified by the Reorganized Debtor, solely from the Estate and not from any other property of the Reorganized Debtor, against any and all losses, claims, costs, expenses (including the cost of defense), and liabilities arising out of or in connection with the Debtor's Causes of Action or the affairs of the Reorganized Debtor, except for such of their own acts as shall constitute bad faith, willful misconduct or gross negligence. Neither the Reorganized Debtor nor its employees or agents shall have any duty, obligation or liability to any Entity to pursue any Cause of Action that may be held by the Reorganized Debtor or to object to any Claim.

            11.07. Actions Through Reorganized Debtor. From and after the Investment Date, all references to the Reorganized Debtor in Articles 11, 12 and 13 hereof shall, where appropriate, refer to the Reorganized Debtor acting through the Estate Administrator.

                                  ARTICLE XII
                        PROVISIONS COVERING DISTRIBUTIONS

            12.01. Reserves; Distributions Under this Plan; Means of Cash Payments.

                  (a) On the Effective Date, and as appropriate subsequently, and in any event prior to the Reorganized Debtor making any cash distributions, appropriate reserves shall be established by the Reorganized Debtor from the funds held by the Reorganized Debtor to take into account all distributions to be made under the Plan, including, among other things, the following: (a) all Administrative Expenses not Allowed or disallowed by the Bankruptcy Court as of the Effective Date and those other Administrative Expenses that are estimated to be incurred between any Administrative Expenses bar date established by the Bankruptcy Court and the Effective Date, and (b) Disputed Unsecured Claims for which proofs of claim were filed on or prior to the Bar Date.

                  (b) On the Effective Date, or as soon as reasonably possible thereafter, the Reorganized Debtor shall make adequate reserves for the estimated amount of the distributions (as estimated in the Confirmation Order), required to be made to Holders of Allowed Administrative Expenses, Allowed Priority Tax Claims, Allowed Priority Claims, and Allowed Unsecured Claims pursuant to this Plan, subject to the terms hereof. Except as otherwise provided in this Plan and without in any way limiting sections 9.01 and 13.03 of this Plan, payments and distributions in respect of Allowed Claims that are required by this Plan to be made on the Effective Date shall be made on, or as soon as reasonably possible on or after, the Effective Date, or as otherwise provided, as applicable. Except as otherwise specified in this Plan, cash payments made pursuant to the Plan will be in U.S. dollars by check drawn on a domestic bank selected by the Reorganized Debtor, or by wire transfer from a domestic bank, at the option of the Reorganized Debtor.

            12.02. Interim Distributions. The Reorganized Debtor shall have the authority to make distributions in accordance with this Plan to the Holders of Allowed Claims and, to the extent applicable, to Holders of Allowed Interests, in whole or in part, at any time and from time to time.

            12.03. Compliance With Tax Requirements. The Reorganized Debtor shall withhold from any property distributed under this Plan any property that must be withheld for taxes payable by the Entity entitled to such property to the extent required by applicable law. As a condition to making any distribution under this Plan, the Reorganized Debtor may request that the Holder of any Allowed Claim provide such Holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

            12.04. Undeliverable Distributions. If the Reorganized Debtor is unable to make a payment or distribution to the Holder of an Allowed Claim under this Plan for lack of a current address for the Holder or otherwise, the Reorganized Debtor will file with the Bankruptcy Court the name, if known, and last known address of the Holder and the reason for inability to make payment, and if, after the passage of one year (or such other period of time as directed by the Bankruptcy Court) and after any additional effort to locate the Holder that the Bankruptcy Court may direct, the payment or distribution still cannot be made, the payment or distribution and any further payment or distribution to such Holder shall be immediately transferred to the Reorganized Debtor or its designee and the Claim shall be deemed satisfied to the same extent as if payment or distribution had been made to the Holder of the Claim.

                                  ARTICLE XIII
                            PROCEDURES FOR RESOLVING
                          DISPUTED CLAIMS AND INTERESTS

            13.01. Objections to Claims and Interests. Subject to an order of the Bankruptcy Court providing otherwise, the Reorganized Debtor shall have the authority to file objections to Claims and Interests after the Confirmation Date and shall have the sole authority to prosecute pending claim objections. The Reorganized Debtor may object to a Claim or Interest by filing an objection with the Bankruptcy Court and serving such objection upon the Holder of such Claim or Interest not later than 45 days after the later of the Effective Date and the date set by order of the Bankruptcy Court as the last date for filing proof of such Claim in the Chapter 11 Case, except that said date may be extended by the Bankruptcy Court.

            13.02. Procedure. Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Reorganized Debtor or until any objection thereto by the Reorganized Debtor is withdrawn, the Reorganized Debtor shall litigate the merits of each Disputed Claim and each Disputed Interest until determined by a Final Order; provided, however, that the Reorganized Debtor may compromise, settle, withdraw or resolve, by any method approved by the Bankruptcy Court, any objection to any Claim or Interest.

            13.03. Estimation of Claims. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

            13.04. Payments and Distributions With Respect to Disputed Claims and Disputed Interests. No payments or distributions shall be made in respect of a Disputed Claim or Disputed Interest until such Disputed Claim or Disputed Interest becomes allowed.

            13.05. Timing of Payments and Distributions With Respect to Disputed Claims and Disputed Interests. Subject to the further provisions of this Plan, payments and distributions with respect to each Disputed Claim or Disputed Interest that becomes an Ultimately Allowed Claim or Ultimately Allowed Interest that would have otherwise been made had the Ultimately Allowed Claim or Ultimately Allowed Interest been an Allowed Claim or an Allowed Interest on the Effective Date shall be made within ten days after the date that such Disputed

Claim or Disputed Interest becomes an Ultimately Allowed Claim or an Ultimately Allowed Interest. Holders of Disputed Claims and Disputed Interests that become Ultimately Allowed Claims or Ultimately Allowed Interests shall be bound, obligated and governed in all respects by the provisions of this Plan.

                                  ARTICLE XIV
                              CONDITIONS PRECEDENT

            14.01. Conditions to Confirmation. The satisfaction of each of the following are conditions to the confirmation of this Plan, which conditions may be waived by the Debtor:

                  (a) the Confirmation Order shall be in a form and substance reasonably acceptable to the Debtor;

                  (b) the Debtor shall have sufficient cash to pay all required U.S. Trustee Fees and all Allowed Administrative Claims and Allowed Priority Claims.

            14.02. Conditions to Effective Date. This Plan shall not become effective, and the Effective Date shall not occur, until each of the following conditions have been satisfied or waived by the Debtor:

                  (a) the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered and shall have become a Final Order;

                  (b) all actions and documents necessary to implement the provisions of this Plan shall have been effected and/or executed by all parties thereto.

                                   ARTICLE XV
                            MISCELLANEOUS PROVISIONS

            15.01. Bankruptcy Court to Retain Jurisdiction. The business and assets of the Debtor shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after such date, the Bankruptcy Court shall retain and have exclusive jurisdiction over the Debtor's Chapter 11 Case for the purposes of determining all disputes and other issues presented by or arising under this Plan including, without limitation, exclusive jurisdiction to
(a) determine any and all disputes relating to Claims and Interests and the allowance and amount thereof, (b) determine any and all disputes among Creditors with respect to their Claims, (c) consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith, (d) determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Case or this Plan,
(e) remedy any defect or omission or reconcile any inconsistency in the Confirmation Order, (f) enforce the provisions of this Plan relating to the distributions to be made hereunder, (g) issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and the full and complete implementation of this Plan, (h) enforce and interpret any provision of this Plan, (i) determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of this Plan, (j) determine any and all disputes relating in any way to any Conveyance Document or the rights and obligations of the parties thereunder, (k) determine the final amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code, (l) to hear and determine all proceedings to recover all assets of the Debtor and property of the Debtor's estate, wherever located, including any Causes of Action under sections 510, 541, 542, 544 through 551 and 553(b) of the Bankruptcy Code, and any other Causes of Action or rights to payment of Claims, that belong to the Debtor, that may be pending on the Confirmation Date or that may be instituted at any time by the Reorganized Debtor thereafter, and (m) to hear and determine any disputes respect to the Reorganized Debtor.

            15.02. Binding Effect of this Plan. The provisions of this Plan shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, any Entity bound by the provisions of this Plan pursuant to section 1141(a) of the Bankruptcy Code and their respective predecessors, successors, assigns, agents, partners, officers and directors.

            15.03. Withdrawal of this Plan. The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw this Plan. If the Debtor revokes or withdraws this Plan or if the Confirmation Date does not occur, then (i) this Plan shall be deemed null and void and (ii) this Plan shall be of no effect and is vacated nunc pro tunc and the Chapter 11 Case shall continue as if this Plan and the Disclosure Statement had never been filed and, in such event, the rights and obligations of the parties in interest in the Chapter 11 Case shall not be affected nor shall said parties in interest be bound by, for purposes of illustration only, and without limitation (a) this Plan, (b) any statement, admission, commitment, valuation or representation contained in this Plan or the Disclosure Statement, or (c) the classification and proposed treatment (including any allowance) of any Claim under this Plan.

            15.04. Captions. Article and section captions used in this Plan are for convenience only and shall not affect the construction of this Plan.

            15.05. Method of Notice. All notices required to be given under this Plan, if any shall be in writing and shall be sent by (a) certified first class mail, return receipt requested, postage prepaid (deemed given when received as noted on return receipt), (b) overnight courier, freight prepaid, receipt requested (deemed given when received as noted on receipt), (c) hand delivery, receipt requested (deemed given when received as noted on receipt), or (d) facsimile (deemed given when received as noted on confirmation report) provided that the original shall contemporaneously be delivered pursuant to one of the methods set forth in clauses (a), (b) or (c) of this section 15.05:

                              If to the Debtor or the Reorganized Debtor at:

                                  Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower
                                  65 East 55 Street
                                  New York, New York  10022
                                  Attn:  Matthew J. Gold, Esq.
                                  Telephone: (212) 451-2226
                                  Facsimile: (212) 451-2222

Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Bankruptcy Court. Counsel may deliver notices on behalf of its client.

            15.06. Amendments and Modifications to Plan. This Plan and the Exhibits and Schedules attached hereto may be altered, amended or modified by the Debtor before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.

            15.07. Section 1125(e) of the Bankruptcy Code. The Debtor has, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

            15.08. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Connecticut shall govern the construction, implementation and enforcement of this Plan and any agreements, documents, and instruments executed in connection with this Plan.

            15.09. Consent. Whenever pursuant to this Plan the consent or approval of the Debtor shall be requested or required, no such consent shall be effective unless set forth in a written instrument executed by the Debtor, as the case may be, and given in advance of the action with respect to which such consent or approval was requested.

            15.10. The Committee. On the date of the final distribution to all Unsecured Claims as to which no objection has been made, the Committee shall be dissolved and shall cease to function.

                                     Respectfully submitted,

                                     MPLC, INC., f/k/a THE MILLBROOK PRESS, INC.


                                     By: /s/ David Allen
                                         ---------------------------------------
                                         President

THE DEBTOR
MPLC, INC., f/k/a THE MILLBROOK PRESS, INC.

Jed Horwitt (ct04778)
ZEISLER & ZEISLER, P.C.
558 Clinton Avenue
P.O. Box 3186
Bridgeport, CT  06605
(203) 368-4234

      -and-

OLSHAN GRUNDMAN FROME
ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 E. 55th Street
New York, NY 10022
(212) 451-2300

ATTORNEYS FOR DEBTOR
AND DEBTOR-IN-POSSESSION